Exhibit 99.1

Janux Therapeutics Reports Second Quarter 2021 Financial Results

-Successful $222.9 million IPO in June brings total funds raised in the quarter to $347.9 million-

-Company on-track to submit IND filings for multiple programs in 2022-

-Management team strengthened with key appointments-

SAN DIEGO, August 10, 2021 – Janux Therapeutics, Inc. (Nasdaq: JANX) (Janux), a biopharmaceutical company developing novel T cell engager immunotherapies based on its TRACTr platform technology, today reported financial results for the quarter ended June 30, 2021.

“With the successful completions of a Series B financing and IPO this past quarter, we are well-capitalized to advance our novel TRACTr platform technology and next-generation T cell engager immunotherapies, with the potential to improve the treatment of cancer,” said David Campbell, Ph.D., President and CEO of Janux. “Janux has also significantly strengthened the organization with key hires to our senior management team. These team members bring invaluable expertise and decades of drug development experience, specifically in T cell therapeutics, to propel our broad preclinical pipeline toward the clinic.”

Recent Business Highlights:

•
TRACTr product candidates advancing as planned. Janux’s lead TRACTr programs of next-generation T cell engagers for PSMA, EGFR, TROP2, and its costimulatory bispecific TRACIr program remain on track as they move through preclinical development. Janux continues to expect to submit at least two Investigational New Drug (IND) applications by the end of 2022.

•
Strengthened management team with appointment of Shahram Salek-Ardakani, Ph.D., as Chief Scientific Officer, and Wayne Godfrey, M.D., as Chief Medical Officer. Dr. Salek-Ardakani brings more than 20 years of experience as a scientific leader and drug developer in multiple disease areas, most recently serving as the Senior Director of Cancer Immunology at Pfizer, Inc., where he was responsible for formulating first-in-class discovery programs and platform initiatives to implement Pfizer’s T cell targeted therapeutics strategy. Dr. Godfrey brings more than 25 years of drug development, clinical strategy, and research experience in cancer immunology and immunotherapy at leading pharmaceutical and biotechnology companies, most recently serving as the Vice President of Clinical Development at IGM Biosciences, Inc., where he led the global clinical development of IGM’s emerging pipeline of proprietary bispecific T cell engaging IgM antibodies.

•
Completed Series B financing and initial public offering (IPO). In April 2021, Janux completed a Series B financing, raising gross proceeds of $125.0 million. In June 2021, Janux completed an initial public offering, selling 13,110,000 shares of its common stock at a price to the public of $17.00 per share, for aggregate gross proceeds of $222.9 million (before deducting underwriting discounts and commissions and offering costs).

Second Quarter 2021 Financial Highlights:

•
Cash and cash equivalents and short-term investments: As of June 30, 2021, Janux reported cash and cash equivalents and short-term investments of $394.2 million, compared to $7.8 million at December 31, 2020.

•
Research and development expenses: Research and development expenses for the quarter ended June 30, 2021 were $4.7 million, compared to $0.7 million for the comparable period in 2020. The increase in research and development expenses in 2021 was primarily attributable to the development of the TRACTr platform technology and programs. Janux also incurred additional personnel-related expenses, including stock-based compensation, as operations grew in support of program advances.

•
General and administrative expenses: General and administrative expenses for the quarter ended June 30, 2021 were $2.0 million, compared to $0.4 million for the same period in 2020. The increase in general and administrative expenses was primarily attributable to an increase in personnel-related expenses including stock-based compensation, due to increased headcount in 2021. The increase in general and administrative expenses were also due to an increase in legal fees, professional fees, and other various general and administrative expenses, as Janux now operates as a public company.

•
Net loss: For the quarter ended June 30, 2021, Janux reported a net loss of $6.2 million, compared to a net loss of $2.5 million for the comparable period in 2020.

About Janux Therapeutics

Janux Therapeutics is an innovative biopharmaceutical company developing next-generation therapeutics based on its proprietary Tumor Activated T Cell Engager (TRACTr) platform technology to better treat patients suffering from cancer. Janux’s initial focus is on developing a novel class of T cell engagers (TCEs), and its lead product candidates are designed to target clinically validated drug targets. While TCE therapeutics have displayed potent anti-tumor activity in hematological cancers, developing TCEs to treat solid tumors have faced challenges due to the limitations of prior TCE technologies, namely (i) overactivation of the immune system leading to cytokine release syndrome, (ii) on-target, healthy tissue toxicities, and (iii) poor pharmacokinetics leading to short half-life. Janux is using its TRACTr platform technology to engineer product candidates designed to overcome these limitations. Janux is developing a broad pipeline with lead TRACTr programs targeting prostate-specific membrane antigen (PSMA), epidermal growth factor receptor (EGFR), and trophoblast cell surface antigen 2 (TROP2), and its lead TRACIr program targeting PD-L1xCD28, with all of its programs currently in the IND-enabling or discovery stage. For more info, www.januxrx.com.

Forward-Looking Statements
This news release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Such forward-looking statements include statements regarding, among other things, Janux’s ability to bring new treatments to cancer patients in need, the progress and expected timing of Janux’s drug development programs, and the strength of Janux’s balance sheet and the adequacy of cash on hand. Factors that may cause actual results to differ materially include the risk that compounds that appear promising in early research do not demonstrate safety and/or efficacy in later preclinical studies or clinical trials, the risk that Janux may not obtain approval to market its product candidates, uncertainties associated with performing clinical trials, regulatory filings and applications, risks associated with reliance on third parties to successfully conduct clinical trials, the risks associated with reliance on outside financing to meet capital requirements, and other risks associated with the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics, and in the endeavor of building a business around such drugs. You are urged to consider statements that include the words “may,” “will,” “would,” “could,” “should,” “believes,” “estimates,” “projects,” “promise,” “potential,” “expects,” “plans,” “anticipates,” “intends,” “continues,” “designed,” “goal,” or the negative of those words or other comparable words to be uncertain and forward-looking. For a further list and description of the risks and uncertainties Janux faces, please refer to Janux’s periodic and other filings with the Securities and Exchange Commission, which are available at www.sec.gov. Such forward-looking statements are current only as of the date they are made, and Janux assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts

Media:

Jessica Yingling, Ph.D.

Little Dog Communication Inc.

jessica@litldog.com

(858) 344-8091

Investor Contact:

Christina Tartaglia

Stern Investor Relations, Inc.

christina@sternir.com

(212) 362-1200

Janux Therapeutics, Inc.

Condensed Balance Sheets

(in thousands)

	June 30, 2021	December 31, 2020
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$251,625	$7,813
Short-term investments	142,570	—
Accounts receivable	375	8,000
Prepaid expenses and other current assets	2,038	249
Total current assets	396,608	16,062
Property and equipment, net	215	155
Total assets	$396,823	$16,217

Liabilities, Convertible Preferred Stock and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$354	$428
Accrued liabilities	2,286	751
Current portion of deferred revenue	5,065	1,950
Unvested stock liability	1,500	52
Total current liabilities	9,205	3,181
Deferred revenue, net of current portion	2,823	6,050
Total liabilities	12,028	9,231
Convertible preferred stock	—	21,624
Total stockholders’ equity (deficit)	384,795	(14,638)
Total liabilities, convertible preferred stock and stockholders’ equity (deficit)	$396,823	$16,217

Janux Therapeutics, Inc.

Unaudited Condensed Statements of Operations and Comprehensive Loss

(in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Collaboration revenue	$482	$—	$862	$—
Operating expenses:
Research and development	4,737	673	6,662	1,222
General and administrative	1,997	433	2,736	710
Total operating expenses	6,734	1,106	9,398	1,932
Loss from operations	(6,252)	(1,106)	(8,536)	(1,932)
Total other income (expense)	46	(1,354)	46	(1,941)
Net loss	$(6,206)	$(2,460)	$(8,490)	$(3,873)
Other comprehensive loss:
Unrealized gain (loss) on available-for-sale securities, net	(17)	—	(17)	—
Comprehensive loss	$(6,223)	$(2,460)	$(8,507)	$(3,873)
Net loss per common share, basic and diluted	$(0.62)	$(2.76)	$(1.52)	$(4.52)
Weighted-average shares of common stock outstanding, basic and diluted	10,033,328	890,916	5,596,900	856,093